UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2004

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

CONNECTICUT	1-2958	06-0397030

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

584 Derby Milford Road, Orange, Connecticut		06477-4024

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 799-4100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2004, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Hubbell Incorporated (“Hubbell”) granted non-qualified stock options (the “Options”) to purchase shares of Hubbell Class B Common Stock under the Hubbell Incorporated Stock Option Plan for Key Employees (the “Plan”). The terms of the Options are governed by the Plan and a standard form agreement (the “Option Agreement”) which is delivered to each grantee, a copy of which is attached hereto as Exhibit 99.1 and which is incorporated herein as reference. The Company granted the Options pursuant to the Option Agreement and the Company plans to use the Option Agreement for future grants of non-qualified stock options to executive officers, including the Company’s named executive officers.

As detailed more fully in the Option Agreement, grantees receive non-qualified stock options to purchase shares of Hubbell Class B Common Stock, par value $.01 per share, at a price equal to 100% of the fair market value of the Class B Common Stock on the date of grant. No portion of the option is exercisable before the first anniversary of the date of grant; on that anniversary and the two subsequent anniversaries of the date of grant the option becomes exercisable as to one-third of the total number of Class B Common shares covered by the option so that the option becomes fully exercisable commencing on the third anniversary of the date of grant. The option expires on the close of business on the date immediately preceding the tenth anniversary of the date of grant. The exercise price of an option may be paid in cash or in shares of either the Company’s Class A Common Stock or Class B Common Stock, or a combination thereof, subject to certain limitations.

The option may be exercised only if the optionee remains employed by the Company or one of its subsidiaries continuously from the date of grant through and including the exercise date. If the optionee ceases to be a Hubbell employee for any reason other than (i) death, (ii) retirement with the consent of the Company or (iii) retirement by reason of permanent disability, the option expires on the earlier of the expiration date or three months from the date of the optionee’s termination of employment. The optionee shall have the right to exercise such option to the extent that it could have been exercisable at the date of the optionee’s termination of employment. If the optionee ceases to be a Hubbell employee due to retirement with the consent of the Company, the option matures in the normal manner and remains exercisable until the expiration date. If the optionee ceases to be a Hubbell employee due to retirement by reason of permanent disability, the option is exercisable, to the extent that it could have been exercisable at the date of such disability retirement, until the later of one year after the date of the optionee’s disability retirement or, if the optionee dies during that one year period, one year after the date of death, but in no event later than the expiration date. If the optionee dies while employed by the Company, the option is exercisable, to the extent that it could have been exercisable at the date of death, until the earlier of the expiration date or one year after the date of the optionee’s death. Notwithstanding the foregoing, the option, whether or not exercisable, expires if the optionee is in “Competition” (as defined in the Option Agreement) with the Company. The option is assignable or transferable only by will or by the laws of descent and distribution.

The Option Agreement provides for the acceleration of the option in the event of a “Change of Control” as defined in the Plan. In the event of a Change of Control, an option shall terminate as of a date fixed by the Committee, provided that not less than 90 days written notice of the termination date is given to the optionee and the optionee shall have the right to exercise the option to the extent it would otherwise then be exercisable. Furthermore, the Company’s Board of Directors may, in their discretion, substitute a new option for this option provided that such new option (i) applies to the new employer corporation’s stock and (b) it is not more favorable to the optionee than the original option.

In addition, on December 7, 2004, the Board approved an increase in director compensation effective January 1, 2005. The annual retainer which is paid to directors for serving as a committee chairman was increased from $5,000 to $10,000.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Document Description
99.1	Form of Agreement Used to Grant Hubbell Incorporated Non-Qualified Stock Options to Purchase Shares of Hubbell Incorporated Class B Common Stock Pursuant to the Hubbell Incorporated Stock Option Plan for Key Employees

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUBBELL INCORPORATED

(Registrant)

Date	December 9, 2004

/s/ Richard W. Davies

(Signature)*
		Name:	Richard W. Davies
*Print name and title of the signing officer under his signature.		Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description
99.1	Form of Agreement Used to Grant Hubbell Incorporated Non-Qualified Stock Options to Purchase Shares of Hubbell Incorporated Class B Common Stock Pursuant to the Hubbell Incorporated Stock Option Plan for Key Employees